Exhibit 5.1

August 1, 2023

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

Ladies and Gentlemen:

I am the Chief Legal Officer of Credit Acceptance Corporation, a Michigan corporation (the “Company”), and have acted in such capacity as counsel to the Company in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of 250,000 shares (the “Shares”) of the Company’s common stock, par value $.01 (the “Common Stock”), issuable pursuant to the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, I have examined and relied on originals or copies of the following: (i) the Registration Statement; (ii) the articles of incorporation of the Company, as amended; (iii) the amended and restated bylaws of the Company, as amended, as in effect from July 1, 2020 through November 3, 2021, and the amended and restated bylaws of the Company as in effect from March 3, 2022 (iv) the Plan; (v) minutes of certain meetings of the board of directors of the Company reflecting approval of the Plan by the board of directors of the Company; and (vi) the report of the inspector of election for the 2021 and 2023 annual meetings of shareholders of the Company, reflecting approvals relating to the Plan by the Company’s shareholders at such meetings. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

25505 West Twelve Mile Road
Southfield, Michigan 48034
www.creditacceptance.com
ekerber@creditacceptance.com
Phone 248-353-2700 ext. 5779
Facsimile (866) 296-8872

Credit Acceptance Corporation
August 1, 2023

In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion stated below is subject to the following further qualifications, assumptions and limitations:

(a)    I have assumed that, prior to the issuance of any Shares, the Company and the recipient of an award under the Plan will have duly entered into an applicable award agreement, and the issuance of any such shares will be in accordance with the terms of the Plan; and

(b)    I have assumed that, prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the board of directors of the Company or a duly authorized committee thereof authorizing the issuance of such shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in an award agreement).

I am admitted to practice law in the State of Michigan, and I express no opinion as to the laws of any jurisdiction other than the Michigan business corporation act.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when awarded by the board of directors of the Company or a duly authorized committee thereof and issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the reference to me in Item 5 of Part II of the Registration Statement. I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,

/s/ Erin J. Kerber
Erin J. Kerber
Chief Legal Officer